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                                                                      EXHIBIT 21

                               SUBSIDIARIES LIST

Security Capital Holdings S.A.
Office Portfolio Sarl
Storage Portfolio Sarl
Alston Holdings
Barcelona Holdings
Coventry Holdings
Dublin Holdings
Edinburgh Holdings
Frankfurt Holdings
Geneva Holdings
Helsinki Holdings
Istanbul Holdings
Johnstone Holdings
Kirkwall Holdings
Lisbon Holdings
Madrid Holdings
Sheffield Holdings
Arden Suare Holdings
Blossom Valley Holdings
Cooper Street Plaza Holdings
Dallas Holdings
Camino Holdings
Friars Mission Holdings
Redondo Village Holdings